EXHIBIT 16.1

[Ernst & Young LLP Letterhead]

March 25, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated March 25, 2004, of Sport Chalet, Inc. as Issuer of the Securities Held Pursuant to the Sport Chalet, Inc. Employee Retirement Savings Plan and are in agreement with the statements contained in paragraphs one, two, three and four on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP